Exhibit 23.2

[Knight Piésold and Co. Letterhead]

March 26, 2012

CONSENT

CERTIFICATE AND CONSENT

TO: Geovic Mining Corp. (the “Company”)

RE: Annual Report of the company to the United States Securities and Exchange Commission on Form 10-K

In connection with the Company’s Annual Report to the United States Securities and Exchange Commission on Form 10K for the year ended December 31, 2011, and any amendment thereto (the “Annual Report”), I, Norbert Peyfuss, on behalf of Knight Piésold and Co. (“Knight Piésold”) and personally, hereby consent to the use of Knight Piésold’s name in connection with references to Knight Piésold’s involvement in the preparation of the technical report entitled: (i) Nkamouna and Mada Deposits, East Province, of Cameroon Africa, dated June 2, 2011 (the “Technical Report”) and to the use of the Technical Reports in the Annual Report.

I hereby confirm that I have read the Annual Report and I have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the Technical Reports or that is within our knowledge as a result of the services Knight Piésold performed in connection with the Technical Report.

Dated this 26th of March 2012.

Sincerely

Knight Piésold and Co.

By:	/s/ Norbert Peyfuss
(Name printed): Norbert Peyfuss